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              GENOMIC SOLUTIONS NAMES KPMG AS INDEPENDENT AUDITOR

Ann Arbor, MI (August 12, 2002) - Genomic Solutions Inc. (Nasdaq NM: GNSL) announced today that it has engaged KPMG LLP to serve as the Company's independent public accountants for the fiscal year 2002.

Genomic Solutions is filing a Form 8-K with the Securities and Exchange Commission detailing the appointment of KPMG.

Genomic Solutions develops, manufacturers and sells instruments, software, and consumables used to determine the activity level of genes, to isolate, identify and characterize proteins and to dispense small volumes of biologically important materials. On July 18, 2002 Genomic Solutions announced that it had entered into an agreement and plan of merger with Harvard Bioscience, Inc. in which Genomic Solutions would merge with and into a subsidiary of Harvard. The merger is subject to Genomic Solutions' stockholder approval and customary conditions.

Harvard Bioscience, Inc. will be filing relevant documents concerning the merger with the Securities and Exchange Commission including a registration statement on Form S-4 containing a prospectus. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's website, (http://www.sec.gov). In addition, documents filed with the SEC by Harvard Bioscience, Inc. can be obtained, without charge, by directing a request to Harvard Bioscience, Inc.,
Attn: Chief Financial Officer, telephone (508) 893-8999. Harvard Bioscience, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the merger. Information about the directors and executive officers of Harvard Bioscience, Inc. and their ownership of Harvard Bioscience, Inc. common stock is set forth in the proxy statement for Harvard Bioscience, Inc.'s 2002 annual meeting of stockholders as filed on Schedule 14A with the SEC on April 17, 2002. Additional information about the interests of those participants may be obtained from reading the definitive prospectus regarding the proposed transaction when it becomes available.

GNSL will file a proxy statement with the Securities and Exchange Commission in connection with the proposed transaction. The proxy statement will be sent to the stockholders of GNSL seeking their approval of the proposed transaction. Investors and security holders are urged to read the proxy statement because it will contain important information. When filed, this document may be obtained free of charge at the website maintained by the Securities and Exchange Commission at "www.sec.gov." This document may also be obtained free of charge by requesting it in writing from Genomic Solutions Inc., Investor Relations, 4355 Varsity Drive, Ann Arbor, Michigan 48108. GNSL and its officers and directors may be deemed to be participants in the solicitation of proxies from GNSL stockholders in favor of the merger. A description of the interests of GNSL's executive officers and directors in GNSL is set forth in the proxy statement for GNSL's annual meeting of stockholders, which was filed with the Securities and Exchange Commission on April 11, 2002.

Investor and Media Contact:
Steven J. Richvalsky, Chief Financial Officer, Genomic Solutions 734.975.4800